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                 May 31, 2023

       Richard Mills
       Chief Executive Officer
       Creative Realities, Inc.
       13100 Magisterial Drive, Suite 100
       Louisville, KY 40223

                                                        Re: Creative Realities,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed May 25, 2023
                                                            File No. 333-272202

       Dear Richard Mills:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Marion Graham, Staff Attorney, at 202-551-6521 or Jeff Kauten, Staff
       Attorney, at 202-551-3447 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology